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                                                                                                                  Exhibit 12.2

                                                     HRPT PROPERTIES TRUST
                    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                                         (Dollars in thousands, except ratio amounts)




                               Six Months Ended June 30,                             Year Ended December 31,
                               -------------------------        -------------------------------------------------------------
                                  2001            2000            2000        1999         1998          1997        1996
                               -------------------------        -------------------------------------------------------------

Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item        $  47,011       $  43,861        $ 109,486    $ 116,188    $ 136,756    $  97,230    $  64,701
  Fixed charges before
     preferred distributions      47,191          52,645          104,337       91,420       66,612       38,703       23,279
  Distributions from equity
     investments                  13,286          17,048           30,294       18,606       10,320        9,640        9,360
  Capitalized interest              (523)           (919)          (1,680)      (1,488)        (447)        (165)          --
                               ---------       ---------        ---------    ---------    ---------    ---------    ---------
Adjusted Earnings              $ 106,965       $ 112,635        $ 242,437    $ 224,726    $ 213,241    $ 145,408    $  97,340
                               =========       =========        =========    =========    =========    =========    =========

Fixed Charges:
  Interest expense             $  45,128       $  50,408        $ 100,074    $  87,470    $  64,326    $  36,766    $  22,545
  Amortization of deferred
     financing costs               1,540           1,318            2,583        2,462        1,839        1,772          734
  Capitalized interest               523             919            1,680        1,488          447          165           --
  Preferred distributions          6,967              --               --           --           --           --           --
                               ---------       ---------        ---------    ---------    ---------    ---------    ---------
Total Fixed Charges            $  54,158       $  52,645        $ 104,337    $  91,420    $  66,612    $  38,703    $  23,279
                               =========       =========        =========    =========    =========    =========    =========

Ratio of Earnings to Fixed
  Charges                           2.0x            2.1x             2.3x         2.5x         3.2x         3.8x         4.2x
                               =========       =========        =========    =========    =========    =========    =========

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